EXHIBIT 10.18

AWARD NOTICE
UNDER THE FIFTH AMENDED AND RESTATED
ANSYS, INC. 1996 STOCK OPTION AND GRANT PLAN

Name of Participant:
Target Award:
Grant Date of Target Award:

Performance Cycle:     January 1, 2020 to December 31, 2022

Pursuant to the Fifth Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan (the “Plan”), ANSYS, Inc., a Delaware corporation (the “Company”), has selected the Participant named above to be awarded the Target Award specified above, subject to the terms and conditions of the Plan and this Award Notice. Capitalized terms used but not defined in this Award Notice or as otherwise provided herein shall have the meaning given such terms in the Plan.
1.Acceptance of Award. The total number of Restricted Stock Units that may be credited to the Participant (if any) shall be determined by the Company’s and the Participant’s performance for the Performance Cycle specified above, as set forth in Section 5 below. The actual number of Restricted Stock Units that may be credited could be up to 180% of the Target Award and could also be lower than the Target Award, including zero.
2.Termination of Employment. Subject to this Section 2 and Sections 3 and 5(a) below, a Participant must be employed through the last day of the Performance Cycle to vest in any of the Restricted Stock Units that may be credited, and all Restricted Stock Units not yet vested upon the termination of the Participant’s employment with the Company (or a Subsidiary(ies) as applicable) for any reason shall automatically be forfeited as of the date of termination of employment.
Notwithstanding the foregoing, if prior to the last day of the Performance Cycle, the Participant’s employment with the Company is terminated on account of the Participant’s death, the Participant incurs a Disability (as defined below), or the Participant’s employment is terminated by the Company without “Cause” (as defined in the ANSYS, Inc. Executive Severance Plan (the “Executive Severance Plan”) or, in the case of the Company’s Chief Executive Officer (the “CEO”), the Employment Agreement between the Company and the CEO dated August 29, 2016 (the “CEO Employment Agreement”)) (each such event a “Qualifying Event”), any Restricted Stock Units that are not vested will remain eligible to vest in accordance with their terms based upon achievement of the applicable performance conditions and subject to the Company’s certification of the performance metrics attainment but on a prorated basis based upon the number of whole months that the Participant provided services as a Participant to the Company prior to the Participant’s Qualifying Event during the Performance Cycle; provided, however, in the case of death or Disability, the prorated payment shall be based on the greater of 100% of the Target Award or the actual amount determined based upon the achievement of the applicable performance conditions. Payment shall be made as provided for in Section 4, except as necessary in the case of death or Disability to fall within the short-term deferral period specified in Treas. Reg. § 1.409A-1(b)(4).
In the case of a termination on account of a termination by the Company of the Participant’s employment without Cause, entitlement is subject to the Participant’s satisfaction of the release requirement set forth in the Executive Severance Plan or, in the case of the CEO, the CEO Employment Agreement. For purposes hereof, “Disability” shall mean the Participant: (a) becoming eligible to receive benefits under the Company’s then current long-term disability plan that is applicable to the Participant; or, (b) where the Participant is not eligible to participate in the Company long-term disability plan, after becoming permanently disabled under the mandatorily applicable health or welfare regulations of the applicable jurisdiction; or, (c) in the absence of such a determination under said regulations, after becoming permanently disabled from performing work in any occupation.
3.Termination in Connection with Certain Corporate Transactions. Notwithstanding any agreement or plan to the contrary, in the event of the occurrence of a Transaction as defined in the Plan, the Award shall vest in accordance with the Plan and as specified in the Executive Severance Plan (or, in the case of the CEO, the CEO Employment Agreement) in the case of certain qualifying terminations in connection with such Transactions (and not pursuant to the change in control events specified in the Executive Severance Plan (or, in the case of the CEO , the CEO Employment Agreement) to the extent different or consistent with the definition of Transaction in the Plan), provided further that payout will be made within 30 days of such qualifying termination event.
4.Issuance of Shares.
(a)    Notwithstanding anything to the contrary, payment shall be made within the short-term deferral period specified in Treas. Reg. § 1.409A-1(b)4). Shares of Stock (if any) shall be issued in settlement of any credited Restricted Stock Units within 74 days after the end of the final day of the Performance Cycle, subject to the Participant’s continued employment with the Company through the last day of the final Performance Cycle (except as otherwise provided for pursuant to Sections 2 and 3 above). Each Restricted Stock Unit relates to one share of Stock. Shares of Stock (if any) shall be delivered to the Participant in accordance with the terms of this Award Notice and of the Plan, upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan. The determination of the Committee as to such compliance shall be final and binding on the Participant.
(b)    Until such time as shares of Stock are issued to the Participant pursuant to the terms hereof and of the Plan, the Participant shall have no rights as a stockholder with respect to any shares of Stock underlying the Restricted Stock Units, including but not limited to any voting rights.

5.Determination of Awards
(a)    The number of Restricted Stock Units to be credited shall be determined by the Committee pursuant to the performance conditions described in the enclosed Exhibits.
(b)    The Committee, at its first regular meeting following the conclusion of the Performance Cycle and the delivery to the Company of its audited financial statements for such Performance Cycle, shall determine the actual number of Restricted Stock Units that will be deemed to have been earned and credited to the Participant, in accordance with the enclosed Exhibits.
6.Non-Competition and Non-Solicitation. As additional consideration for the grant of this Award to the Participant, the Participant hereby agrees that if at any time during his or her employment with the Company or any Subsidiary (the “Employment Period”) and for a period of one year after the termination of his or her employment with the Company or any Subsidiary no matter what the cause of that termination (the “Post-Employment Period”), he or she engages for any reason, directly or indirectly, whether as owner, part-owner, shareholder, member, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity, on behalf of himself or herself or any firm, corporation or other business organization other than the Company and its Subsidiaries, in any one or more of the following activities:
(a)    during the Employment Period and/or Post-Employment Period, the development, marketing, solicitation, or selling of any product or service that is competitive with the products or services of the Company, or products or services that the Company has under development or that are subject to active planning at any time during Participant’s employment provided that the restrictions set forth in this Section 6(a) for the Post-Employment Period shall not apply to any Participant who is a California-based employee;
(b)    during the Employment Period and/or Post-Employment Period, the use of any of the Company’s confidential or proprietary information, copyrights, patents or trade secrets which was acquired by the Participant as an employee of the Company and its Subsidiaries; or
(c)    during the Employment Period and/or Post-Employment Period, any activity for the purpose of inducing, encouraging, or arranging for the employment or engagement by anyone other than the Company and its Subsidiaries of any employee, officer, director, agent, consultant, or sales representative of the Company and its Subsidiaries or attempt to engage any of them in a manner which would deprive the Company and its Subsidiaries of their services or place them in a conflict of interest with the Company and its Subsidiaries;
then (i) this Award shall terminate effective on the date on which he or she first engages in such activity, unless terminated sooner by operation of any other term or condition of this Award or the Plan, and (ii) all shares of Stock issued to the Participant pursuant to this Award shall become immediately due and payable by Participant to the Company and if such shares of Stock have been sold by the Participant, an amount equal to the proceeds from such sale shall become immediately due and payable by the Participant to the Company. Participant acknowledges and agrees that the activities set forth in this Section 6(a)-(c) are adverse to the Company’s interests, and that it would be inequitable for Participant to benefit from this Award should Participant engage in any such activities during or within one year after termination of his or her employment with the Company. Participant acknowledges and agrees that the rights and remedies set forth in this Section 6 are in addition to and are not intended to limit any other rights or remedies the Company may have available to it, both during and at any time after the termination of Participant’s employment with the Company, including without limitation, any rights or remedies the Company may have under the ANSYS Intellectual Property Protection Agreement or other similar agreements.

The Participant may be released from his or her obligations as stated above only if the Committee (or its duly appointed agent) determines in its sole discretion that such action is in the best interests of the Company and its subsidiaries.
Notwithstanding the foregoing, if the Participant has an agreement with the Company in which any of the provisions therein are inconsistent with the covenants set forth in this Section 6, the terms of such other agreement shall control and shall supersede the covenants of this Section 6 but only to the extent of such inconsistency.
7.Claw-Back of Award Proceeds. The Committee shall have the authority to unilaterally terminate this Award and/or cause some or all of the proceeds relating to this Award that have been received by the Participant to become immediately due and payable by the Participant to the Company upon the occurrence of any of the following events:
(a)    the Participant’s violation of Section 6 of this Agreement (entitled Non-Competition and Non-Solicitation) or any other similar provisions in any other agreement with the Company;
(b)    the material restatement of the Company’s financial statements due to misconduct by the Participant; and/or
(c)    the material restatement of the Company’s financial statements that results in the Participant receiving more compensation under the Award than the Participant would have received absent the incorrect financial statements.
The determination of whether any of the foregoing events has occurred and the extent of the application of this Section to the Participant and this Award shall be determined by the Committee in its sole discretion.
8.Incorporation of Plan. Notwithstanding anything herein to the contrary, this Award Notice shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Committee set forth in Section 2 of the Plan (except as otherwise expressly provided herein).
9.    Transferability. This Award is personal to the Participant, is non-assignable and is not transferable by Participant in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. The Stock to be issued upon the vesting of this Award to the Participant shall be issued, during the Participant’s lifetime, only to the Participant, and thereafter, only to the Participant’s beneficiary. The Participant may designate a beneficiary by providing written notice of the name of such beneficiary to the Company, and may revoke or change such designation at any time by filing written notice of revocation or change with the Company.
10.    Section 409A.  This Award is intended as a short-term deferral, and to not be subject to any tax, penalty, or interest under, Section 409A of the Internal Revenue Code and the regulations promulgated thereunder.  This Award, this Agreement and the Plan (as to the Award) shall be construed and interpreted consistent with such intent.
11.    Tax Withholding. Any issuance of shares of Stock to a Participant shall be subject to tax withholding. The minimum tax withholding obligation shall be satisfied through a net issuance of shares. The Company shall automatically and mandatorily withhold from shares of Stock to be issued to the Participant a number of shares of Stock with an aggregate fair market value that would satisfy the minimum withholding amount due.
12.    No Contract for Continuing Services. Neither the Plan nor this Award Notice shall be construed as creating any contract for continued services between the Company or any of its subsidiaries and the Participant and nothing herein contained shall give the Participant the right to be retained as an employee or consultant of the Company or any of its subsidiaries.
13.    Mandatory Arbitration. The Participant and the Company agree that any dispute or claim arising out of or in any way related to (a) the Participant’s employment with the Company, and/or (b) this Agreement or any breach hereof, this Award, the Plan and/or any actions taken under the Plan, to the fullest extent permitted by law, shall be submitted to and resolved by confidential, binding arbitration by a single, neutral arbitrator. The arbitration shall be held in the county where the Company has an office at which the Participant provides services (for remote Participants, the nearest county where the Company has an office) or any other locale to which the parties jointly agree. The arbitration shall be administered by and under the auspices of JAMS in accordance with the then-current Employment Arbitration Rules & Procedures of JAMS (which are available at www.jamsadr.com/rules-employment). Arbitrator selection and discovery shall be conducted pursuant to the JAMS Rules. The arbitrator shall issue a written award setting forth the essential findings and conclusions on which the award is based, which shall be final and binding and judgment thereon may be entered in any court of competent jurisdiction. Other than an amount equal to the fee for filing such an action in the local state court, which amount the Participant shall pay toward the costs of the arbitration, the Company shall bear the administrative, filing and forum costs of the arbitration, including the JAMS administrative fees and the arbitrator’s fees. Except as otherwise provided by law or in the arbitrator’s ruling, each party shall otherwise bear its own respective attorneys’ fees and costs of the arbitration. The Participant and the Company agree that each may bring claims against the other only in an individual capacity, and not as a plaintiff, claimant or class member in any purported class action, collective action or other representative proceeding, or otherwise seeking to represent the interests of any other person. This agreement to arbitrate shall survive any separation of the Participant’s employment. Notwithstanding the foregoing, nothing herein or otherwise shall preclude the Company from pursuing a court action for the purpose of obtaining a temporary restraining order or other injunctive relief to enforce any restrictive covenants the Participant has with or for the benefit of the Company.
14.    General Release of Claims by the Participant.
(a)As a condition of and in consideration for the promises made by the Company herein, including without limitation to provide the Award hereunder, the Participant hereby knowingly and voluntarily releases and discharges to the fullest extent permitted by law the Company and its past, present and future parents, subsidiaries, affiliates, and related entities, any and all of its or their past, present or future directors, shareholders, officers, executives, employees, and/or agents, and/or its and their respective predecessors, successors, and assigns (individually and collectively, the “Company Releasees”), from and with respect to any and all claims and causes of action whatsoever, in law or in equity, known or unknown, which the Participant ever had, has or may have against the Company and/or any or all of the other Company Releasees for, upon, or by reason of any matter whatsoever up to the date on which the Participant signs this Agreement (individually and collectively, “Claims”). The parties intend the foregoing to be a general release of any and all Claims to the fullest extent permissible by law, including any claims related to the Participant’s purported or perceived status as a whistleblower, except as noted in Section 14(c) below. Notwithstanding the foregoing, nothing herein is a release by the Participant of (A) any rights or Claims with respect to accrued and vested benefits and/or previously awarded equity interests, subject in each instance to the terms and conditions of any applicable plan, grant, and/or agreement pertaining to such benefits, awards or interests and applicable law, (B) any rights or Claims arising under or to enforce this Agreement, or (C) any rights or Claims that, under applicable law, cannot lawfully be released by private agreement or otherwise.
(b)    FOR CALIFORNIA RESIDENTS ONLY: In granting the foregoing release, the Participant acknowledges that he/she has been advised to consult with legal counsel and is familiar with the provision of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
Being aware of said Code section, the Participant hereby expressly waives any rights the Participant may have thereunder, as well as under any other state or federal statutes or common law principles of similar effect.
(c)    Nothing contained in this Agreement (including the foregoing general release) limits the Participant’s ability to file a charge or complaint with any federal, state or local governmental agency, commission or regulatory entity (a “Government Agency”). If the Participant files any charge or complaint with any Government Agency, if any Government Agency pursues any charge or claim on the Participant’s behalf, or if any other third party pursues any claim or charge on the Participant’s behalf, the Participant waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided, however, that nothing in this Agreement limits any right the Participant may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission. The Participant represents that he/she is not aware of any unlawful conduct or violations of any federal, state or local law, rule or regulation by the Company and/or any other Company Releasees or any basis to bring a charge or complaint to any Government Agency.
15.    Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Participant at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
16.    Severability. If any provision(s) hereof shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.
17.    Counterparts. For the convenience of the parties and to facilitate execution, this document may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.
18.    Time to Review and Accept; Right to Revoke; Effective Date. The Participant is advised by the Company to consult with an attorney in connection with this Agreement. The Participant understands that as part of his/her agreement to release Claims against the Company and the other Company Releasees, the Participant is releasing Claims for age discrimination under the federal Age Discrimination in Employment Act (the “ADEA”). Accordingly, the Participant has the right, and acknowledges that he/she has been given the opportunity, to review and consider this Agreement for a period of twenty-one (21) days from the Participant’s receipt of this Agreement before signing it (the “Review Period”). For a Participant to accept this Agreement and the Award granted hereunder, the Participant must electronically approve and accept this Agreement at www.etrade.com at any time before the end of the Review Period. If the Participant signs this Agreement before the end of the Review Period, the Participant acknowledges that such decision was voluntary and that he/she had the opportunity to consider this Agreement for the full Review Period. For the period of seven (7) days from the date when the Participant signs this Agreement, the Participant has the right to revoke this Agreement by written notice to stockadmin@ansys.com, provided such notice is delivered so that it is received at or before the expiration of the 7-day revocation period. This Agreement shall not become effective or enforceable during the revocation period. If timely accepted and not revoked by the Participant prior to the end of the revocation period, this Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”). If not timely accepted or if (after timely signing) the Participant revokes prior to the expiration of the revocation period, this Agreement shall not become effective and the Participant will not be entitled to or receive the Award granted hereunder and/or such Award shall be rescinded.
19.    Knowing and Voluntary Agreement. By signing this Agreement, the Participant acknowledges and represents that the Participant (a) has carefully read this Agreement in its entirety; (b) is hereby advised by the Company in writing to consult with an attorney of the

Participant’s choice before signing this Agreement; (c) has been afforded and has had a full and reasonable opportunity and period of time of at least 21 days to consider the terms and conditions of this Agreement; (d) fully understands the meaning and significance, and consequences, of all of the terms and conditions of this Agreement (including without limitation the general release given by the Participant in this Agreement); and (e) is signing this Agreement knowingly, voluntarily and of the Participant’s own free will and with the intent to be fully bound hereby.

ANSYS, Inc.

By:

Name:
Title:

The foregoing Award is hereby accepted and the terms and conditions of this Agreement are hereby agreed to by the undersigned. Electronic acceptance of this Award pursuant to the Company’s instructions to the Participant (including through an online acceptance process) is acceptable.

Dated:
Participant’s signature

Participant’s name and address:

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